Exhibit 99(a)

[MPI Logo]                                                        7th Floor
Mining Project Investors Pty Ltd                          600 Bourke Street
                                                         Melbourne Victoria
                                                             Australia 3000
                                                  Telephone: 61 3 9672 3222
                                                  Facsimile: 61 3 9672 3263
                                                 email: mpimel@m-p-i.com.au


                                                    14 October 1998



                         PRESS RELEASE


 MINING PROJECT INVESTORS PTY LTD TO SELL ITS INTEREST IN THE
       BLACK SWAN NICKEL JOINT VENTURE TO OUTOKUMPU AND
        BUY BACK FROM OUTOKUMPU ITS SHAREHOLDING IN MPI


Mining Project Investors Pty Ltd ("MPI"), (ACN 054 584 191) intends to sell its 50% interest in the Black Swan Joint Venture to its shareholder Outokumpu, and buy-back from Outokumpu its shareholding in MPI.

The Black Swan Joint Venture is based on mining tenements some 45 kilometres north-east of Kalgoorlie in Western Australia. The high-grade Silver Swan nickel sulphide mineralisation was discovered in 1995 and exploration has continued since then, outlining further high-grade and disseminated deposits. The Silver Swan deposit was fast-tracked into production by June 1997 at an annual rate of 12,000 tonnes of nickel in concentrate.

MPI managed the Black Swan Joint Venture through exploration to development and operation. MPI's wholly owned Management Company
Black Swan Nickel Pty Ltd will also be sold to Outokumpu. No significant changes in operations or employment levels are expected as a result of this sale.

MPI's primary objective is to create shareholder value through exploration and development of mineral deposits. This transaction will enable Outokumpu to create further value by fully integrating the Black Swan operation into its nickel production chain, and allows MPI to capture value created by its exploration and development success.

MPI also owns a 50% joint venture interest in, and is operator of the Stawell Gold Mine in Victoria, where annual production is around 90,000 ounces per year.

MPI is a private mineral exploration and development company active in Australia and the USA.


For further information please contact:

Mr Ken Fletcher
Managing Director
Mining Project Investors Pty Ltd
Ph:  61 3 9672 3222
Fax: 61 3 9672 3263